Exhibit 4.1

DELHAIZE AMERICA, INC.

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

(Effective as of May 23, 2002)

DELHAIZE AMERICA, INC.

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

(Effective as of May 23, 2002)

1.	Purpose.

     The purpose of this Plan is to provide an incentive to the employees, individuals who have accepted an offer of employment, officers, consultants and eligible directors of Delhaize America, Inc., a North Carolina corporation (the “Company”), its Subsidiaries and Parent and thereby encourage them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees, individuals who have accepted an offer of employment, officers, consultants and directors of the Company, its Subsidiaries, or Parent an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock (as each term is herein defined). Effective as of April 25, 2001, all Shares subject to outstanding and future Awards and Options under the Plan were converted to American Depositary Shares of Parent as evidenced by American Depositary Receipts. The Plan is further amended and restated as of May 23, 2002.

2.	Definitions.

           For purposes of the Plan:

     2.1. “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

     2.2. “Award” means a grant of Restricted Stock.

     2.3. “Board” means the Board of Directors of the Company.

     2.4. “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of Parent or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, reincorporation, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     2.5. “Change in Control” means

(a)	an acquisition or series of acquisitions (other than directly from Parent) by a Person or a group of Persons acting in concert (excluding Parent, an employee benefit plan of Parent or any Subsidiary or an entity controlled by Parent’s stockholders) of twenty-five percent (25%) of the common stock or voting securities of Parent;

(b)	at any time during the term of this Plan there is a change in the composition of the Parent Board resulting in a majority of the directors who are in office on the date hereof (“Incumbent Directors”) no longer constituting a majority of the directors of Parent; provided that, in making such determination, persons who are elected to serve as directors of Parent and who are proposed by all of the directors in office who are present or represented at the meeting at which such proposal is voted on (other than in connection with an actual or threatened proxy contest) shall be treated as Incumbent Directors;

(c)	consummation of a merger, consolidation or sale of all or substantially all of Parent’s assets (in each case, a “Business Combination”) other than a Business Combination in which all or substantially all of the holders of voting securities of Parent receive sixty percent (60%) or more of the voting securities of the company or entity resulting from the Business Combination (“Resulting Company”), of which at least a majority of the board of directors of the Resulting Company were Incumbent Directors, and after which no person or entity beneficially owns twenty-five percent (25%) or more of the voting securities of the Resulting Company, who did not beneficially own such stock immediately before the Business Combination;

(d)	stockholder approval of a complete liquidation or dissolution of Parent, other than in connection with a transaction described in Section 2.5(c);

(e)	a direct or indirect sale or transfer of the voting securities of the Company following which one or more persons (other than Parent) beneficially own fifty percent (50%) or more of the voting power of the Company; and

(f)	a sale of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company.

     Notwithstanding the foregoing, provisions (e) and (f) of this definition shall not apply to any Optionee or Grantee hereunder who is not either an employee or partially paid by the Company unless the Committee shall determine otherwise.

     2.6. “Code” means the Internal Revenue Code of 1986, as amended.

     2.7. “Committee” means the Board or a committee authorized by the Board from time to time to administer the Plan and to perform the functions set forth herein.

     2.8. “Company” means Delhaize America, Inc.

     2.9. “Director” means a director of the Company.

     2.10. “Disability” means:

(a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

     2.11. “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

     2.12. “EBITDA” means earnings before interest, taxes, depreciation and amortization.

     2.13. “Eligible Director” means a director of the Company who is not an employee of the Company or any Subsidiary.

     2.14. “Eligible Individual” means any director (other than an Eligible Director), officer, employee of the Company, the Parent (or any subsidiary of the Parent) or a Subsidiary, or any individual who has accepted an offer of employment from the Company, the Parent (or any subsidiary of the Parent) or a Subsidiary, or any consultant of the Company, the Parent (or any subsidiary of the Parent) or a Subsidiary, designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein; provided, however, that with respect to Incentive Stock Options, only employees of the Company, the Parent and any Subsidiary shall be Eligible Individuals.

     2.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     2.16. “Fair Market Value” on any date means the closing sales price of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

     2.17. “Grantee” means a person to whom an Award has been granted under the Plan.

     2.18. “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

     2.19. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

     2.20. “Option” means a Nonqualified Stock Option or an Incentive Stock Option or either or both of them.

     2.21. “Optionee” means a person to whom an Option has been granted under the Plan.

     2.22. “Parent” means any corporation that is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company, and as of the Effective Date, specifically means Etablissements Delhaize Frères et Cie “Le Lion” S.A., a company organized under the laws of the Kingdom of Belgium, or any successor thereto.

     2.23. “Parent Board” means the Board of Directors of Parent.

     2.24. “Performance Cycle” means the time period specified by the Committee at the time a performance-based Award is granted during which the performance of the Company, a Subsidiary or a Division will be measured.

     2.25. “Performance Objectives” has the meaning set forth in Section 6.4(b) hereof.

     2.26. “Plan” means the Delhaize America, Inc. Amended 2000 Stock Incentive Plan, as amended and restated from time to time.

     2.27. “Reload Option” means an Option that may be granted when an Optionee pays all or a portion of the purchase price and withholding taxes of an Option with previously owned Shares.

     2.28. “Restricted Stock” means Shares issued or transferred to an Eligible Individual or Eligible Director pursuant to Section 6 hereof.

     2.29. “Shares” means the American Depositary Shares of Parent, as evidenced by American Depositary Receipts.

     2.30. “Subsidiary” means any corporation that is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company, including any limited liability company that is disregarded for Federal tax purposes or treated as a corporate subsidiary under the Code.

     2.31. “Taxable Event” means any event in connection with the receipt of Shares or cash hereunder with respect to which an Optionee or Grantee recognizes taxable income.

     2.32. “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or Parent or a Subsidiary.

     2.33. “Withholding Taxes” means the employer’s minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to a Taxable Event).

3. Administration.

     3.1. The entire Board may comprise the Committee or the Board may delegate administration of the Plan to a Committee or Committees designated by it. The term “Committee” shall apply to any person or persons to whom such authority has been delegated. Furthermore, unless one or more Committees have been designated by the Board, any reference to the Committee in the Plan shall mean the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and reassume the administration of the Plan. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

     3.2. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) determine those Eligible Individuals and Eligible Directors to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the purchase price per Share subject to each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals and Eligible Directors to whom Awards shall be granted under the Plan and determine the number of Shares to be granted pursuant thereto, determine the terms and conditions of each Award including the restrictions or Performance Objectives relating to Shares, and to make any amendment or modification to any Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan, Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in good faith in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d) determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan;

(f) except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, which allocation or delegation may be revoked by the Committee at any time; and

(g) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4. Stock Subject to the Plan.

     4.1. An aggregate of 5,000,000 Shares may be issued pursuant to Incentive Stock Options granted under this Plan, (i) minus, as of April 25, 2001, the number of Shares that have been issued pursuant to Incentive Stock Options under the Plan or are covered by outstanding Incentive Stock Options but that have not been issued as of April 25, 2001, (ii) plus the number of Shares that are covered by outstanding Options and Awards as of the Amendment Date and that are forfeited or cancelled whether such Options or Awards were granted under this Plan, the 1996 Employee Stock Incentive Plan of Food Lion, Inc. (the “1996 Plan”), or any of the stock incentive plans of Hannaford Bros. Co. prior to July 30, 2000 (the 1996 Plan and the plans of Hannaford Bros. Co. being referred to hereafter as the “Prior Plans”).

     In the event of a Change in Capitalization, the Board or Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number of Shares which may be granted pursuant to Incentive Stock Options, (ii) the number of Shares or other stock or securities which are subject to outstanding Options or Awards and the purchase price therefor, if applicable, and (iii) the Performance Objectives.

     In connection with the grant of an Incentive Stock Option, the number of Shares available for grant under the Plan that may be subject to Incentive Stock Options shall be reduced by the number of Shares in respect of which the Incentive Stock Option is granted.

     4.2. Effective as of May 23, 2002, or such later date or dates as decided by the Board, certain Options granted under the Plan shall be assumed by Parent and transferred to the Delhaize Group 2002 Stock Incentive Plan, subject to Optionee approval of such assumption and transfer. Such transferred Options shall no longer be exercisable under this Plan.

5. Option Grants.

     5.1. Authority of Committee. Subject to the provisions of the Plan, the Committee, or the persons to whom authority has been delegated under Paragraph (f) of Section 3.2 hereof, shall have full and final authority to select those Eligible Individuals and Eligible Directors who will receive Options, and the terms and conditions that shall be set forth in the applicable Agreements. Some terms and conditions that may, but are not required to be included are: a provision allowing the issuance of a Reload Option and a provision providing acceleration of exercisability under certain conditions as may be determined by the Committee. Other terms and conditions not inconsistent with this Plan may be included in Agreements in the discretion of the Committee.

     5.2. Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

     5.3. Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

     5.4. Vesting. Each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

     5.5. Modification. No modification of an Option shall adversely alter or impair any rights or obligations under the Option without the Optionee’s consent.

     5.6. Non-Transferability. Unless set forth in the Agreement evidencing the Option (other than an Incentive Stock Option) at the time of grant or at any time thereafter, an Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution or pursuant to a domestic relations order, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

     5.7. Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (i) cash or (ii) the transfer or attestation of Shares that have been held at least six months to the Company upon such terms and conditions as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures (other than Share withholding) which are, from time to time, deemed acceptable by the Committee, and the Committee may authorize that the purchase price payable upon exercise of an Option may be paid by having Shares withheld that otherwise would be acquired upon such exercise. Any Shares transferred to the Company (or withheld upon exercise) as payment of the purchase price under an Option shall be valued at their Fair Market Value on the date of exercise of such Option. The value of the number of Shares that may be withheld for the payment of taxes may not be in excess of the minimum withholding requirements. At the Company’s request, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares. The Committee, in its discretion, may also permit simultaneous sale of Shares upon exercise through a broker-dealer.

     5.8. Rights of Optionees. An Optionee shall not be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof and (ii) the Company shall have delivered Shares to the Optionee. Thereupon, the Optionee shall have voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement and further subject to the terms and conditions of any deposit agreement between Parent and its depositary.

     5.9. Incentive Stock Options. An Option shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by an Optionee (under the Plan and all other plans of the Company or its Parent or any Subsidiary), become exercisable for the first time during any calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an Incentive Stock Option.

6. Restricted Stock.

     6.1. Grant. The Committee may grant Awards to Eligible Individuals and Eligible Directors, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards shall be subject to the terms and provisions set forth below in this Section 6.

     6.2. Rights of Grantee. Shares of Restricted Stock granted pursuant hereunder shall be recorded in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing an Award or any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. Unless the Committee determines otherwise and as set forth in the Agreement, the Grantee shall have no rights of a stockholder with respect to such Shares, including no right to vote the Shares or receive dividends or other distributions with respect to the Shares, until the restrictions with respect to such Shares shall have lapsed in the manner set forth in Section 6.4.

     6.3. Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 6.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

     6.4. Lapse of Restrictions.

(a) Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions. The Board may accelerate the lapse of all or a portion of the restrictions on an Award at any time.

(b) Performance Objectives. If the Committee has determined that the restrictions on Shares of Restricted Stock awarded shall only lapse in accordance with Performance Objectives, the Performance Objectives may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) EBITDA, (viii) market share or market penetration or (ix) any combination of the foregoing. Performance Objectives may be in respect of the performance of Parent, the Company and its Subsidiaries (which may be on a consolidated basis), a

Subsidiary or a Division. Performance Objectives may be absolute or relative and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed or (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain. At the time of grant of a performance-base Award, the Committee may provide for the manner in which the Performance Objectives will be measured to reflect the impact of specified corporate transactions, extraordinary events, accounting changes and other similar events.

     6.5. Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

7. Effect of a Termination of Employment.

     The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, Parent, a Subsidiary or a Division which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

8. Adjustment Upon Changes in Capitalization.

     8.1. Adjustments to Incentive Stock Options. Any adjustment that may be made pursuant to Section 4.1 hereof in the Shares or other stock or securities subject to outstanding Incentive Stock Options upon a Change in Capitalization, (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

     8.2. Terms of Adjusted Options and Awards. If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

9. Effect of Certain Transactions.

     Except as otherwise provided in an Agreement, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the

Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction.

10. Termination and Amendment of the Plan.

     The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan, may at any time and from time to time amend, modify or suspend the Plan, and may amend or modify an outstanding Option or Award; provided, however, that: (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and (b) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of Parent in accordance with applicable law.

11. Non-Exclusivity of the Plan.

     The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

12. Limitation of Liability.

     As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(i) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(ii) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(iii) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(iv) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

13. Regulations and Other Approvals; Governing Law.

     13.1. Except as to matters of United States federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of North Carolina without giving effect to conflicts of laws principles thereof.

     13.2. The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     13.3. The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

     13.4. Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

     13.5. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

14. Miscellaneous.

     14.1. Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual or Eligible Director during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual or Eligible Director.

     14.2. Withholding of Taxes.

(a) Upon the occurrence of a Taxable Event, an Optionee or Grantee shall pay an amount equal to the applicable Withholding Taxes prior to his or her receipt of any Shares or the payment of any cash due to him or her as the result of the exercise of any portion of an Option. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee or Grantee may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then due to him or her for payment of Withholding Taxes, but not in excess of such individual’s required withholding obligation.

(b) If (i) the purchase of Shares pursuant to the exercise of an Incentive Stock Option or (ii) an Optionee’s disposition (within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder) of any such Shares within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Shares to the Optionee pursuant to such exercise, becomes a Taxable Event that requires the Company to collect Withholding Taxes, the Optionee shall cooperate with the Company in the procedures it may establish to track any such dispositions and to make appropriate arrangements with the Company for any taxes which the Company is obligated to collect.

     14.3. Effective Date. The original effective date of this Plan was March 27, 2000. The effective date of the amended and restated Plan shall be May 23, 2002; provided, however, that Section 4.2 of the amended and restated Plan shall not become effective unless the Delhaize Group 2002 Stock Incentive Plan is approved by the stockholders of Parent.